Exhibit 10(b)

                                                Corporate Banking (Scotland)
                                                New Uberior House
                                                11 Earl Grey Street
                                                Edinburgh
                                                EH3 9BN

Techdyne, Inc.                                  Direct Line:  0131 659 0807
Commission File No: 0-14659                     Fax:          0131 659 0865
2230 West 77th Street
Hialeah
Florida, 33016
United States of America



                                                        Date: 2nd October 2001

Dear Sirs

WORKING CAPITAL

We are pleased to offer you (THE BORROWER) a working capital facility (THE WORKING CAPITAL) on the terms set out in this letter. This offer is open for acceptance by the Borrower until 1st November 2001 when it will lapse. If accepted, this letter and its schedule will form the agreement between the Borrower and BoS for the Working Capital.

Definitions are given in the Schedule below.

1.       CONDITIONS PRECEDENT

         The Working Capital may not be drawn or utilised unless:-

         1.1 the term loan of US$7,000,000 offered by BoS to the Borrower (THE TERM LOAN) has been drawn down in full under the Agreement; and

         1.2      the Borrower has accepted this letter; and

         1.3      an account mandate from the Borrower has been received by BoS.

2.       WORKING CAPITAL

2.1      THE WORKING CAPITAL MAY BE DRAWN AS:-

         2.1.1    OVERDRAFT (THE OVERDRAFT);

         or be utilised for:-

         2.1.2    GUARANTEES; and

         2.1.3    FORWARD FOREIGN EXCHANGE CONTRACTS

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                  on the terms and conditions set out below.

2.2      LIMIT

         2.2.1 The total limit applicable to the Working Capital is US$3,000,000 (THE LIMIT).

         2.2.2 The Borrower may operate a number of current accounts on which the Working Capital may be drawn. BoS may refuse to pay any cheques, orders or withdrawals on any one or more of the Borrower's current accounts where payment would result in the Limit (taking into account the notional offsets referred to below) being exceeded.

         2.2.3 To ascertain compliance with that part of the Limit which is only attributable to the Overdraft, BoS will notionally set off (1) those of the Borrower's current account credit balances over which BoS considers it has a valid right of set off against (2) the Borrower's current account debit balances.

         2.2.4 To ascertain compliance with the Limit, the total indebtedness of the Borrower to BoS in respect of the Working Capital shall be calculated by adding together:-

                  (1)      the amount drawn under the Overdraft;

                  (2) the aggregate amount of BoS exposure under all guarantees issued by BoS under this letter; and

                  (3) 10% of the face value of each Forward Foreign Exchange Contract entered into with BoS for a duration of up to 12 months under this letter and 20% (or such other figure as BoS advises under Clause 5.1 below) in relation to those entered into for more than 12 months, in each case calculated on a daily basis at the then prevailing BoS spot rate of exchange.

         2.2.5 The Borrower must at all times provide sufficient funds to ensure that the Limit is not exceeded. If the Limit is likely to be exceeded, the Borrower must notify BoS and advise which cheque(s) are to be honoured in the case of competition. If the Borrower fails to do so BoS may, in its discretion, refuse to pay a cheque or allow any other drawing or utilisation under this letter which would have the effect of exceeding the Limit. If BoS does pay a cheque or allows a utilisation of the Working Capital so as to exceed the Limit, that does not mean that the Limit has changed or that BoS will agree to pay any other cheque or meet any other payment instruction which would have the effect of exceeding the Limit.

         2.2.6 Unless otherwise agreed with BoS, any debit balance over the Limit and, where the Working Capital has ceased to be available (whether on the Review Date or by earlier demand) the total debit balance of the Working Capital, will attract interest at the Default Rate.

         2.2.7 From the date of this letter, the Borrower ceases to be entitled to use any working capital facilities of the type specified in this letter previously made available by BoS and any existing utilisation of them shall, to the extent not repaid or discharged, be taken into account when assessing compliance with the Limit.

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2.3      AVAILABILITY

         2.3.1 BoS shall review the Working Capital on 31 May 2002 (the Review Date). On the Review Date, the Working Capital will cease to be available unless BoS has agreed in writing to its renewal or extension.

         2.3.2 In accordance with normal banking practice, the Overdraft will be payable on demand.

         2.3.3 In some circumstances, BoS may demand payment before the Review Date. Without prejudice to the generality of 2.3.2 above, this may happen if BoS considers that:-

                  (1) any of the terms or conditions of this letter have been breached; or

                  (2) the financial condition of the Borrower or any guarantor of the Borrower has altered in any material way; or

                  (3) the Working Capital was agreed on the basis of incorrect or incomplete information from the Borrower; or

                  (4) the basis upon which the Working Capital was agreed by BoS has altered in any material way.

         2.3.4 If repayment of the Overdraft is demanded, any other utilisation will cease to be available and BoS will be entitled to request the Borrower to lodge a sufficient amount as security for all other outstanding liabilities under this letter (whether actual or contingent) and the Borrower shall immediately comply with that request. Any determination by BoS of any amount of principal, interest, commission or charges or an applicable interest rate shall, in the absence of manifest error, be conclusive and binding on the Borrower.

3.       OVERDRAFT

         If the Borrower chooses not to utilise the option specified in clause 3.1, it may drawdown by reference to the option specified in clause 3.2.

         3.1.1 The period for which each Utilisation of the Overdraft is outstanding shall be divided into successive periods each of which will start on the expiry of the previous period or, in the case of the first Interest Period, on the date of the utilisation.

         3.1.2 The Borrower will pay interest on each Utilisation for each Interest Period at the annual rate which is the sum of (1) the Margin and (2) LIBOR.

         3.1.3   Interest will be paid in arrears on each Interest Payment Date.

         3.1.4 The Borrower may select Interest Periods of one, three or six months (subject to 3.6 below and/or as otherwise agreed by BoS).

         3.1.5 If the Borrower does not select an Interest Period by 11 am (London time) on the Business Day preceding its commencement then subject to 3.6 below, that Interest Period will be three months.
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         3.1.6   No Interest Period may extend beyond the Review Date.

         3.1.7 If there is a repayment, prepayment or recovery of any part of a Utilisation other than on the last day of an Interest Period, then the Borrower will pay BoS an amount equal to the amount (if any) by which (1) interest which would have been payable on the amount received at the end of that Interest Period exceeds (2) interest which, in the opinion of BoS, would have been payable on a deposit of equal amount placed with a prime bank in London for a period from the first Business Day after the early payment or recovery until the end of that Interest Period and the Borrower indemnifies BoS against any other costs, liabilities or expenses incurred by BoS because of that early payment or recovery.

         3.1.8   No Utilisation will be less than US$250,000.

3.2 The rate of interest applicable to the Overdraft shall be the annual rate which is the sum of the Margin plus LIBOR as that rate fluctuates on a weekly basis. Interest will be calculated by BoS on a day to day basis on the cleared daily debit balance of the amount drawn down and will be debited to the Borrower's current accounts monthly in arrears on the Standard Application Dates.

4.       GUARANTEES

4.1 On request by the Borrower, BoS will issue guarantees or performance bonds on its behalf. Before BoS issues a guarantee or bond on behalf of the Borrower:-

         4.1.1    BoS must have approved the terms of the guarantee or bond; and

         4.1.2 the Borrower shall have executed and delivered to BoS a counter indemnity in a form acceptable to BoS agreeing to indemnify BoS against any claim under the guarantee or bond and authorising BoS to debit the amount of a claim to any of the Borrowers accounts.

4.2 A charge of one and a half per cent (1.5%) of BoS outstanding liabilities (whether actual or contingent) from time to time under the guarantees shall be payable by the Borrower in respect of guarantees or performance bonds issued by BoS on its behalf. This charge will be payable quarterly in advance on such dates as may be intimated by BoS.

5.       FORWARD FOREIGN EXCHANGE CONTRACTS

5.1 The Borrower may enter into Forward Foreign Exchange Contracts with BoS for the purchase or sale of any freely convertible currency and with a maturity period of up to twelve months. For the purpose of calculating utilisations of this component of the Working Capital, BoS will assess its risk at 10% of the face value of each contract for a duration of up to 12 months and 20% in respect of contracts for more than 12 months unless BoS advises the Borrower otherwise.

5.2 The Borrower must ensure that it makes sufficient funds (either in Sterling or in the appropriate foreign currency) available to meet their obligations under each of the Forward Foreign Exchange Contracts as and when they fall due. In the event that the Borrower fails to do so, the Borrower shall be liable to BoS in respect of the difference between (1) the Sterling equivalent of the amount the Borrower was due to pay BoS on completion of the relevant Forward Foreign Exchange Contract and (2) (if less) the Sterling equivalent of the

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         amount which BoS would have received by completing that contract at the prevailing spot rate of exchange for the relevant currency on the date of completion of the contract.

5.3 Whenever the sterling equivalent of any currency amounts require to be calculated, it shall be calculated at the BoS spot rate of exchange for such currency on the applicable day at such time as BoS may select.

5.4 Charges will be payable for the issue of Forward Foreign Exchange Contracts in accordance with the tariffs applicable to those services issued to the Borrower from time to time.

6.       TERMINATION

         Each of the utilisations above including the facilities made available under Clause 2.2 shall immediately cease to be available if BoS makes a demand for payment under Clause 2.3.2 or gives written notice to the Borrower that they are withdrawn.

7.       OTHER BORROWER

         The Working Capital shall not be available to any other person unless with the express written agreement of BoS and after having provided BoS with whatever security it requires in respect of that person and its assets.

8.       SECURITY

         The Working Capital will be secured by the security provided to BoS in relation to the Term Loan together with any other security given or procured by a Group Company unless expressly excluded and any other security granted by any Group Company in favour of BoS from time to time.

9.       FINANCIAL INFORMATION

         The Borrower will supply the financial information specified in the Agreement which will also be required by BoS prior to its agreeing to any renewal of the Working Capital.

10.      TAXES AND INCREASED COST

10.1     (a)      All payments by the Borrower to BoS under this letter shall be free and without deduction of tax unless the Borrower is required by law to make a payment subject to deduction or withholding of tax, in which case the amount payable by the Borrower will be sufficiently increased to ensure that BoS receives and retains a net sum equal to that which it would have received and retained were no deduction or withholding made. If BoS subsequently receives a tax credit which enhances its position beyond that, then it will reimburse the Borrower sufficient to redress the position up to the amount received so long as by so doing it does not prejudice receipt or retention of the tax credit.

         (b) BoS or any other lender or issuing bank that is not created or organized under the laws of the United States or a political subdivision thereof shall deliver to the Borrower on the date such lender becomes a lender or such issuing bank becomes an issuing bank a true and accurate certificate in the Form of IRS Form W-8 BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding executed in duplicate by a duly authorized officer of such lender or issuing bank to the effect that such lender or issuing bank is eligible to receive
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                  payments hereunder and under the Notes without deduction or withholding (or with reduced deduction or withholding) of United States federal income tax under the provisions of an applicable tax treaty concluded by the United States.

10.2 If BoS incurs an Increased Cost, then the Borrower will indemnify it and will promptly pay to it the amount BoS certifies as payable. BoS will disclose, in reasonable detail, the basis of its calculation but not any matter which it considers confidential.

11.      OBLIGATIONS

         The obligations of the Borrower in relation to the Working Capital are joint and several.

12.      NOTICES

         All notices or communications to or between the parties will be in writing and:-

         12.1 will be by telefax transmission, authenticated to the satisfaction of BoS and will be deemed to have been received when sent (provided a transmission report is received) unless hand delivered and then at the time of delivery;

         12.2 if given to BoS, it will be given at the address at the head of this letter or at any other address in the UK BoS may designate at any time by notice to the Borrower;

         12.3 if given to the Borrower it will be deemed to be duly given if given only to the Borrower at the above address or at any other UK or USA address that it designates by notice to BoS;

         12.4 BoS may rely upon any communication by telephone or fax or purporting to be on behalf of the Borrower, by anyone notified to BoS as being authorised, without enquiry as to authority or identity. The Borrower agrees to indemnify BoS against any liability incurred or sustained by BoS as a result; and

         12.5 in order to prove that a notice or demand has been made, BoS need only establish that the notice or demand was properly addressed and posted or transmitted.

13.      FEES AND EXPENSES

13.1 The Borrower will pay to BoS an arrangement fee as set out in Clause 17 of the Agreement;

13.2 The Borrower will meet or reimburse to BoS (on a full indemnity basis) all reasonable legal, accountancy, valuation, due diligence and other fees, costs and expenses or tax charged to or incurred by BoS (which shall include any fees and expenses of external solicitors engaged by BoS in relation to the Security Documents) in connection with this letter and the Security Documents (including the enforcement or preservation of BoS rights).

14.      INTERPRETATION AND DEFINITIONS

         Unless otherwise provided herein, the definitions given in the Agreement shall apply in this letter save where the context requires otherwise.

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15.      PAYMENT, SET OFF AND INTEREST CALCULATIONS

15.1 All payments of principal, interest or commission will be paid to BoS at the Borrower's branch unless BoS otherwise directs and shall be in cleared US Dollar funds free of set-off or counterclaim.

15.2 All sums of interest or commission will be calculated on the basis of a year of 360 days and for the actual number of days elapsed following decree or judgement as well as before it.

15.3 Any determination by BoS of any amount of principal, interest, commission or charges or an applicable interest rate shall, in the absence of manifest error, be conclusive and binding on the Borrower.

15.4 Where the due date for payment of any sum under any BoS Document is not a Business Day then (without affecting subsequent payment dates) actual payment will be required on the next Business Day unless that day falls in the next calendar month, in which case payment will be on the preceding Business Day.

15.5 The Borrower agrees that any monies from time to time standing to their credit on any account with BoS may be retained as cover for and at any time without notice to the Borrower applied by BoS in or towards payment or satisfaction of any monies or liabilities now or from time to time due, owing or incurred by the Borrower to BoS in whatsoever manner, whether presently payable or not, whether actually or contingently, whether solely or jointly with any other person and whether as principal or surety.

15.6 If BoS exercises any right of set-off in respect of any liability of the Borrower and that liability or any part of it is in a different currency from any credit balance against which BoS seeks to set it off, BoS may use the currency of the credit balance to purchase an amount in the currency of the liability at the then prevailing spot rate of exchange and to pay out of the credit balance all costs, charges and expenses incurred by BoS in connection with that purchase.

15.7 In the event that any currency in which any of the obligations under the BoS Documents are denominated from time to time is changed or replaced at any time after the date of this letter (whether as a result of the introduction of, changeover to or operation of a single or unified European currency or otherwise), the BoS Documents will be amended to the extent that BoS (acting reasonably) considers to be required in order to reflect those circumstances.

16.      LAW

         This letter will be governed by and construed according to Scots law and the Borrower submits to the jurisdiction of the Scottish Courts.

Yours faithfully




---------------------------
Authorised Signatory
For and on behalf of
the GOVERNOR AND COMPANY OF
THE BANK OF SCOTLAND

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Agreed and accepted on behalf of
TECHDYNE, INC. by


-------------------------------------
Director

-------------------------------------
Director/Secretary

Date:




IMPORTANT NOTICE: AS WITH ANY LEGALLY BINDING AGREEMENT, WE RECOMMEND THAT YOU CONSULT YOUR SOLICITOR OR OTHER INDEPENDENT LEGAL ADVISER BEFORE ACCEPTING THIS LETTER.






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THIS IS THE SCHEDULE REFERRED TO IN THE PRECEDING FACILITY AGREEMENT BETWEEN BoS
AND TECHDYNE INC. DATED 2ND OCTOBER 2001.

                                    SCHEDULE

                                   DEFINITIONS

AGREEMENT means the agreement entered into between the Borrower and BoS in relation to term loan facilities of US$7,000,000 dated of even date herewith.

BoS means The Governor and Company of the Bank of Scotland and its successors, assignees and transferees.

DEFAULT RATE means the rate which is one and a half per cent (1.5%) per annum over the rate at which interest is paid on a Utilisation under Clause 3.2 of the preceding facility letter.

DOLLAR and the figure US$ shall mean the lawful currency of the United States of America from time to time.

INTEREST PAYMENT DATE means the last Business Day of each Interest Period unless its duration is more than three months in which case it will be the last Business Day of each consecutive three month period.

INTEREST PERIOD means the period determined under Clause 3 and to which a rate of interest calculated by reference to that clause applies.

LIBOR means the rate (expressed as an annual percentage rate) at which deposits in the relevant currency in an amount equal to the Term Loan are offered to BoS in the London Inter Bank Market by prime banks, selected by BoS, at or about 11 am (London time) on the first Business Day of an Interest Period for the same period and amount in the relevant currency.

MARGIN means one and a half per cent (1.5%).

SCHEDULE means the schedule attached to this letter.

STANDARD APPLICATION DATES means the last business day in each month or such other dates as BoS may advise the Borrower from time to time.

UTILISATION means a utilisation of the Overdraft.

Any references to an Act of Parliament is to the Act as amended, substituted, modified or re-enacted from time to time.

A reference to INCLUDING shall not be construed as limiting the generality of the words preceding it.

References to this letter and to any provisions of it or to any other document referred to in this letter shall be construed as references to it in force for the time being and as amended, varied, supplemented, restated, substituted or novated from time to time.

References to statutes, statutory provisions and other legislation shall include all amendments, modifications and re-enactments for the time being in force.

Words importing the singular are to include the plural and vice versa.

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References to a person are to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or any agency of a state, whether or not a separate legal entity.

References to any person are to be construed to include that person's assignees or transferees or successors in title, whether direct or indirect.

Clause headings are for ease of reference only and are not to affect the interpretation of this letter.


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